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                                                                Exhibit (d)(3)


                                                                 PRESS RELEASE


FOR IMMEDIATE RELEASE

        BIG FLOWER COMPLETES $1.9 BILLION RE-CAPITALIZATION

New York, NY -- December 7, 1999 -- Big Flower Holdings, Inc. (NYSE: BGF) ("Big Flower" or the "Company") today announced that it has consummated the previously announced merger with BFH Merger Corp., an affiliate of Thomas H. Lee Company and Evercore Capital Partners LP. As set forth in the Amended and Restated Agreement and Plan of Merger, dated October 11, 1999, public shareholders will receive all cash consideration of $31.50 per share of Big Flower common stock held. Additionally, Big Flower announced that it has successfully completed tender offers and consent solicitations for its for its 8 7/8% Senior Subordinated Notes due 2007 and its 8 5/8% Senior Subordinated Notes due 2008.

Big Flower Contact:             James Abernathy
                                Abernathy MacGregor Frank
                                Tel: 212/371-5999